Tecnoglass and Schüco Announce a New Strategic Alliance

- Creates Shared Distribution Network Within the Americas -

- Tecnoglass to Manufacture and Sell Schüco Branded Products -

- Tecnoglass to Supply Glass and Aluminum Products to Schüco -

BARRANQUILLA, Colombia – September 24, 2018 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, is proud to announce a new alliance with Schüco USA LLLP (“Schüco”), a worldwide leader of architectural systems headquartered in Germany, with more than 60 years of experience and a presence in over 80 countries. Schüco is know for its expertise in the innovative design of building envelopes, windows, doors and façade systems, for the construction industry.

This new alliance will enable Tecnoglass to manufacture and sell Schüco’s architectural systems to external customers in North America and Latin America, alongside the Company’s existing ESWindows products. Additionally, Tecnoglass will extrude and paint aluminum profile designs as part of Schüco’s global supply chain primarily for products sold in the United States. This agreement will allow Tecnoglass to expand its portfolio and offer more solutions to its clients with high-end, renowned designs, while also becoming a key supplier for Schüco. Through the alliance, both companies will be empowered to combine their knowledge and expertise to strengthen their respective go-to-market capabilities.

Christian Daes, Chief Operating Officer of Tecnoglass, stated, “Schüco is a premier architectural systems company with a globally recognized brand and a long-standing reputation for excellence. This alliance is a remarkable opportunity for Tecnoglass to serve new markets and expand its offering of cutting-edge products. This is a win-win for both companies, where jointly we will be able to take advantage of Tecngolass’ state-of-the-art production facilities while sharing each other’s established distribution networks across the Americas. Schüco shares our passion for producing high-quality products, and this powerful alliance aligns with our ambitious global expansion plan.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Investor Relations

Santiago Giraldo, CFO

305-503-9062

investorrelations@tecnoglass.com